Filed pursuant to Rule 433

Registration Statement No. 333-129000

November 7, 2006

Relating to Preliminary Prospectus Supplement

dated November 7, 2006

FEDERATIVE REPUBLIC OF BRAZIL - FINAL PRICING TERMS

Isuer	Federative Republic of Brazil
Transaction	6.000% Global Bonds due 2017
Ratings	Ba2/BB/BB
Distribution	SEC Registered
Amount Issued	US$1,500,000,000
Gross Proceeds	US$1,471,875,000
Coupon	6.000% 30/360-day count basis
Maturity	January 17, 2017
Offering Price	98.125%
Yield to Maturity	6.249%
Reference Benchmark	10-year U.S. Treasury due August 2016
Benchmark Yield	4.659%
Spread to Reference Benchmark	1.590%
Make-Whole Amount Discount Rate	Treasury Rate plus 25 basis points
Underwriting Fee	0.30%
Denominations	US$100,000/US$1,000
Interest Payment Dates	January 17 and July 17 of each year
Beginning	July 17, 2007
Settlement Date	November 14, 2006
CUSIP	105756 BM 1
ISIN	US105756BM14
Listing	Euro MTF Market Luxembourg
Bookrunners	Barclays Capital Inc. and Deutsche Bank Securities Inc.
Co-Managers	Banco Itau Europa S.A. and Pactual Capital Corporation
Underwriting Commitments	Barclays Capital Inc.: 49% Deutsche Bank Securities Inc.: 49% Banco Itau Europa S.A.: 1% Pactual Capital Corporation: 1%

A preliminary prospectus supplement of Brazil accompanies the free-writing prospectus and is available from the SEC’s website at http://www.sec.gov/Archives/edgar/data/205317/000119312506226450/d424b5.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-227-2275, Ext. 2663, or Deutsche Bank Securities Inc. at 1-800-503-4611.

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